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                                  EXHIBIT 99.2

                                  NEWS RELEASE


RELEASE DATE:              MAY 27, 2003

RELEASE TIME:              4:30 P.M.



                  CAMCO FINANCIAL ANNOUNCES 5% STOCK REPURCHASE

CAMBRIDGE, OHIO (NASDAQ: CAFI) - The Board of Directors of Camco Financial Corporation has approved another buy-back program in which the company may repurchase up to 5% of its outstanding common stock. The new buy-back program will commence upon completion of the current buy-back program announced on October 25, 2002. Camco has repurchased 304,600 shares under the current buy-back and may complete the repurchase of the remaining 81,736 shares in the near future. Currently, Camco Financial has approximately 7.5 million common shares outstanding.


It is anticipated that the company will complete the program through open market purchases. The repurchased shares will be reserved in treasury for general corporate purposes, including reissue in connection with possible stock dividends, stock option exercises or future acquisitions.


Camco Financial Corporation, holding company for Advantage Bank, is a multi-state thrift holding company headquartered in Cambridge, Ohio. Advantage Bank and Camco's other affiliates offer community banking, mortgage banking and title services from 34 offices in 26 communities in Ohio, Kentucky and West Virginia.


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Additional information about Camco Financial may be found on Camco's web site:

www.camcofinancial.com.

When used in current press releases or future press releases or other public shareholder communications, in filings by the Company with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of ANTICIPATED OR UNANTICIPATED EVENTS.


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